Exhibit 99.1

Adaptimmune Reports Second Quarter 2018 Financial Results and Business Update

- Dosing patients in both MAGE-A10 pilot studies in third cohort with range of one to six billion cells -

- NY-ESO program transitioned to GSK allows clinical focus on wholly owned assets -

- Guidance confirmed, funded through to early 2020 -

- Conference call to be held today at 8:00 a.m. EDT (1:00 p.m. BST) -

PHILADELPHIA, Pa. and OXFORD, U.K., August 2, 2018 - Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today reported financial results for the second quarter ended June 30, 2018, and provided a business update.

“2018 is a year of delivery for Adaptimmune,” said James Noble, Adaptimmune’s CEO. “We have completed multiple studies with the NY-ESO program, and released data showing responses in a second solid tumor. We have transitioned it to GSK as planned and will shortly be receiving payment of $27 million. We are now entirely focused on our wholly owned INDs, and remain on track to deliver initial response data from our MAGE-A10 and MAGE-A4 programs in the second half of 2018.”

Clinical momentum in wholly owned programs

Adaptimmune will now focus its clinical, regulatory, and manufacturing organization on its wholly owned therapies - MAGE-A4, MAGE-A10, and AFP

•                  Dosing at one billion or more SPEAR T-cells across all studies with MAGE-A10 and MAGE-A4, and on track for response readouts from multiple solid tumors throughout the remainder of 2018.

•                  Initial safety data from AFP in hepatocellular carcinoma also on track for late 2018.

NY-ESO program transitioned to GSK

•                  As announced on July 24, 2018 (https://bit.ly/2LKhSvm), the NY-ESO SPEAR T-cell program has transitioned to GSK.

•                  Adaptimmune will receive $27.5 million (£21.2 million) from GSK as a result of the transition, as well as subsequent development and sales milestones and royalties based on successful development by GSK of this program.

Manufacturing

Adaptimmune is increasing the capacity of its dedicated manufacturing facility

•                  Routinely manufacturing SPEAR T-cells at the Navy Yard at target cell doses

•                  Developing the capability at the Navy Yard to scale up to 30 manufacturing slots per month from the current number of 8 to 10 per month

•                  Maintaining 8 to 10 dedicated patient manufacturing slots per month at HCAT

Other corporate news

Adaptimmune is focused on its next stage of development and in a strong position to deliver success with SPEAR T-cell therapies

•                  Rafael Amado, Adaptimmune’s Chief Medical Officer, has assumed a new role as President of Research & Development effective from August 1, 2018. This brings together the clinical and research teams under a single leadership, which will allow better alignment and integration of all parts of R&D, from target identification and selection, to regulatory filings, enabling the delivery of Adaptimmune’s key priorities.

•                  Adaptimmune is ready for the next stage of clinical development and actively planning for registration trials, whether indication or target specific

•                  Funded through to early 2020 with cash and cash equivalents of $42.3 million and total liquidity(1) of $129.0 million, which does not include $27.5 million in payments from GSK as a result of the transition as this was invoiced after the second quarter

•                  Announced in April 2018 (https://bit.ly/2v7v3D3) that John Furey, Chief Operating Officer at Spark Therapeutics, was appointed as an independent Non-Executive Director to Adaptimmune’s Board of Directors, which became effective July 5, 2018

Financial Results for the three-month period ended June 30, 2018

•                  Cash / liquidity position: As of June 30, 2018, Adaptimmune had cash and cash equivalents of $42.3 million and Total Liquidity(1) of $129.0 million, which does not include $27.5 million in payments from GSK as a result of the transition as this was invoiced after the second quarter

•                  Revenue: With effect from January 1, 2018, the Company has adopted a new accounting standard(2). Under this new accounting standard, revenue represents the upfront payment and milestones under the GSK Collaboration and License Agreement, which are recognized based on the percentage completion of the NY-ESO and PRAME development programs. Revenue for the three and six months ended June 30, 2018 was $9.0 million and $17.2 million, respectively. Revenue for the three and six months ended June 30, 2018 under the previous guidance would have been $3.3 million and $12.3 million, respectively, compared to $3.5 and $6.4 million for the same periods of 2017. The increase in revenue, compared to the six-month period in 2017, is primarily due to a reduction in the period over which the Company is recognizing revenue following GSK’s exercise of its option over the NY-ESO program in September 2017 and additional development milestones achieved.

•                  Research and development (“R&D”) expenses: R&D expenses for the three and six months ended June 30, 2018 were $26.7 million and $52.0 million, respectively, compared to $19.6 million and $38.2 million for the same periods of 2017. The increase was primarily due to increased costs associated with clinical trials, manufacturing for clinical trials, and increased personnel costs.

•                  General and administrative (“G&A”) expenses: G&A expenses for the three and six months ended June 30, 2018 were $11.3 million and $22.5 million, respectively, compared to $7.7 million and $14.2 million for the same periods of 2017. The increase was primarily due to increased personnel costs consistent with the Company’s planned growth, an increase in costs associated with developing its IT infrastructure and an increase in other corporate costs.

•                  Other (expense) income, net: Other expense for the three and six months ended June 30, 2018 was $15.4 million and $8.3 million, respectively, compared to an income of $3.2 million and $3.7 million for the same periods of 2017. Other income primarily comprises unrealized foreign exchange gains, which fluctuate depending on exchange rate movements and the amount of foreign currency assets and liabilities.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three and six months ended June 30, 2018 was $43.8 million and $64.6 million respectively ($(0.08) and $(0.11) per ordinary share) compared to $20.2 million and $42.0 million ($(0.04) and $(0.09) per ordinary share) in the same periods of 2017.

Financial guidance

The Company believes that its existing cash, cash equivalents, marketable securities and income from GSK upon transition of the NY-ESO program will fund the Company’s current operations through to early 2020.

Conference call information

The Company will host a live teleconference and webcast to provide additional details at 8:00 a.m. EDT (1:00 p.m. BST) today, August 2, 2018. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available

(1)  Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

(2)  ASC 606, Revenue from Contracts with Customers.

after the call at the same address. To participate in the live conference call, please dial (833) 652-5917 (U.S.) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (8149978).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-looking statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 9, 2018, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total liquidity (a non-GAAP financial measure)

Total Liquidity is the total of cash and cash equivalents, and marketable securities. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the Consolidated Financial Statements, which reconciles to Total Liquidity as follows:

(in thousands) (unaudited)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$42,312	$84,043
Marketable securities	86,716	124,218
Total Liquidity	$129,028	$208,261

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue	$9,038	$3,521	$17,234	$6,378
Operating expenses
Research and development	(26,624)	(19,591)	(52,016)	(38,206)
General and administrative	(11,291)	(7,710)	(22,495)	(14,173)
Total operating expenses	(37,915)	(27,301)	(74,511)	(52,379)
Operating loss	(28,877)	(23,780)	(57,277)	(46,001)
Interest income	540	506	1,199	746
Other (expense) income, net	(15,406)	3,224	(8,276)	3,654
Loss before income taxes	(43,743)	(20,050)	(64,354)	(41,601)
Income taxes	(102)	(165)	(229)	(396)
Net loss attributable to ordinary shareholders	$(43,845)	$(20,215)	$(64,583)	$(41,997)

Net loss per ordinary share
Basic and diluted	$(0.08)	$(0.04)	$(0.11)	$(0.09)

Weighted average shares outstanding:
Basic and diluted	565,197,217	556,776,430	563,804,832	493,392,465

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$42,312	$84,043
Marketable securities - available-for-sale debt securities	86,716	124,218
Accounts receivable, net of allowance for doubtful accounts of $- and $-	—	206
Other current assets and prepaid expenses (including current portion of clinical materials)	32,626	21,716
Total current assets	161,654	230,183

Restricted cash	4,195	4,253
Clinical materials	4,782	4,695
Property, plant and equipment, net	39,472	40,679
Intangibles, net	1,196	1,337

Total assets	211,299	281,147

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	4,131	8,378
Accrued expenses and other accrued liabilities	21,457	27,201
Deferred revenue	16,722	38,735
Total current liabilities	42,310	74,314

Other liabilities, non-current	3,887	3,849

Total liabilities	46,197	78,163

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 701,103,126 authorized and 566,496,400 issued and outstanding (2017: 701,103,126 authorized and 562,119,334 issued and outstanding)	860	854
Additional paid in capital	466,229	455,401
Accumulated other comprehensive loss	(14,419)	(21,641)
Accumulated deficit	(287,568)	(231,630)
Total stockholders’ equity	165,102	202,984

Total liabilities and stockholders’ equity	$211,299	$281,147

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(64,583)	$(41,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,499	2,023
Amortization	304	159
Share-based compensation expense	8,411	4,757
Realized loss on available-for-sale debt securities	2,473	—
Unrealized foreign exchange losses (gains)	2,915	(3,206)
Other	16	194
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other operating assets	(11,602)	2,301
Decrease (increase) in non-current operating assets	87	(554)
Decrease in payables and deferred revenue	(24,162)	(10,125)
Net cash used in operating activities	(82,642)	(46,448)

Cash flows from investing activities
Acquisition of property, plant and equipment	(3,139)	(21,188)
Acquisition of intangibles	(10)	(266)
Proceeds from disposal of property, plant and equipment	—	550
Maturity of short-term deposits	—	22,857
Investment in short-term deposits	—	(18,000)
Maturity or redemption of marketable securities	70,717	—
Investment in marketable securities	(33,556)	(79,774)
Net cash provided by (used in) investing activities	34,012	(95,821)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs $4,774	—	103,167
Proceeds from exercise of stock options	2,424	31
Net cash provided by financing activities	2,424	103,198

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	4,417	2,429
Net decrease in cash, cash equivalents and restricted cash	(41,789)	(36,642)
Cash, cash equivalents and restricted cash at start of period	88,296	162,796
Cash, cash equivalents and restricted cash at end of period	$46,507	$126,154

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com